JPMorgan Chase Financial Company LLC	March 2017
Amendment no. 1 to Preliminary Pricing Supplement Registration Statement Nos. 333-209682 and 333-209682-01 Dated March 20, 2017 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in International Equities
Contingent Income Auto-Callable Securities due March 21, 2019
Based on the Value of the EURO STOXX® Banks Index
Principal at Risk Securities
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the preliminary pricing supplement dated March 13, 2017 related to the securities referred to above (the “preliminary pricing supplement”), the CUSIP and the ISIN for the securities are as set forth below:
CUSIP/ISIN:	46646QX91/ US46646QX913

Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page-7 of the preliminary pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the preliminary pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement dated March 13, 2017:
https://www.sec.gov/Archives/edgar/data/19617/000089109217002053/e73464_424b2.htm
Product supplement no. MS-1-I dated June 3, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf
Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf